Exhibit 99.2

Operator:

Ladies and gentlemen, thank you for standing-by and welcome to Exactus Inc.’s Year End 2019 Earnings Conference Call. My name is Dean and I will be the conference operator today. At this time, all participants are in a listen-only mode and as a reminder this conference call is being recorded.

On May 22nd, Exactus issued a news release announcing the company’s financial results for the year end 2019 and filed their Form 10-K. If you have not reviewed this information, both are available within the Investor Relations section of Exactus’s website at www.exactushemp.com and the Form 10-K is also available on the SEC’s website.

I would now like to turn the conference call over to Andrew Johnson, Chief Strategy Officer. Please go ahead sir.

Andrew Johnson - Intro and Legalities

Thank you, good afternoon and welcome to Exactus Inc.’s year end 2019 results conference call. With us today are Exactus’s Interim Chief Executive Officer, Emiliano Aloi, President, Derek Du Chesne, and Chief Financial Officer, Kenneth Puzder.

Today's conference call may include forward-looking statements, including statements related to Exactus’s farming operations, the timing of future harvests, the number of Exactus brands that the company will supply in the future, the expansion of the sale of Exactus products in new markets, plans to add to the management team, future financial results, business development opportunities, future cash needs, Exactus’s operating performance in the future, future investor interest and analyst coverage of Exactus, the timing and certainty of the closing of a private placement financing, and whether potential proceeds from the financing will drive farming and distribution expansion, that are subject to risks and uncertainties relating to Exactus’s future business prospects and opportunities as well as anticipated results of operations. Forward-looking statements represent only the Company’s estimates on the date of this conference call and are not intended to give any assurance as to actual future results.

Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Exactus’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risk factors include those contained in Exactus’s Annual Report on Form 10-K and Form 10-Q most recently filed with the SEC. Please note that the Company assumes no obligation to update any forward-looking statements after the date of this conference call to conform with the forward-looking statements actual results or to changes in its expectations.

Finally, this conference call is being recorded via webcast. The webcast will be available at the Investor Relations section of our website at www.exactushemp.com.

With that, it's now my pleasure to introduce our Interim CEO, Emiliano Aloi.

Emi—Introduction and Roadmap Update

Thank you, Andrew. Good afternoon everyone and thank you for joining our year end 2019 conference call.

I will provide some highlights of our 2019 as well as a general outlook on our future.

2019 was a transformational year for Exactus as we entered into the Hemp market in January. With your support, we have completed our first harvest and have begun moving our biomass into extraction. The harvest resulted in approximately 30,000 pounds of biomass eligible to be finished into flower products and 150,000 pounds of extractable biomass.

2019 also has been deeply transformational for the hemp industry as a whole. A massive disaggregated infrastructure of the different steps of the hemp value chain were built around the world, in many cases very able to deliver high quality crops, ingredients, formulations, and finished products. As these operating units specialize in their core competencies, higher efficiencies can be achieved through specialized third-party processors than through vertical integration of our company. The supply of the crop itself has scaled to minor commodity levels worldwide. In an industry where there was nothing built and everything had to be made from scratch, today it is the goal of a successful company to shift its direction from being a builder to becoming an integrator of existing pieces. As we saw the market evolve and transition into big food and big pharma compliance and scalability, it became clear to us that we had to shift with it. Starting in Q4 2019, we began that transformation. With our deep knowledge of the industry and direct access to the leading suppliers at each step of the value chain, we are building a highly scalable network of productivity beyond the reach that our direct investment could achieve, while still in full control of quality and traceability. Most importantly, without the operational and financial burden of the heavy pieces of the supply chain, we can now direct our efforts to final products, and the buildout of our customer base and relationships to drive more profitable and scalable revenue.

As an ongoing strategy, we have chosen not to pursue the development of Levor Collection and Green Goddess Extracts further, but rather focus on generating rapid revenue in our ingredient sales and establishment of our genetics and white label divisions. The expectation is to strengthen our foundation to acquire more established consumer brands in the future, thus avoiding the high expense and slow development of launching and promoting in house brands from the start.

For the upcoming 2020 grow season, the company has made the decision to focus on the customer end by building out our sales and marketing division to sell our 2019 crop, recouping our 2019 investment and driving the company to cash flow breakeven. We will be relying on our farming partners and deep industry relationships to supply us with additional raw materials and finished ingredients once we sell out of our own inventory.

The company has entered and will continue to enter into additional supply and service agreements with industry leaders to provide us with everything from genetics, farming, extraction, raw ingredients, formulations and finished products as we continue to scale our sales to monetize our inventory from the 2019 harvest.

Finally and most importantly, we are undergoing a great transformation at our core. We are completely reimagining our board of directors and attracting new key people with experience and connectivity to the industries of the world with which hemp is now going to interact more and more. At the management level, we are very proud to have onboarded Derek Du Chesne to our team. Though we are up quarter over quarter we have gone through a couple of sales teams and are pleased that Derek joined us to build out our sales and marketing division. The progress made has been substantial, and we have promoted him to President so that he can grow into overseeing business operations to grow and streamline our supply chain as well. His work completing the buildout of our digital marketing and sales infrastructure will be a key factor in connecting our supply sources and assets with finished products and ultimately the mainstream distribution channels and the consumer.

Year end revenues of $345,680 were generated mainly from our flower sales. Now that our biomass is currently being processed into finished ingredients, our margins will increase substantially from the previous bulk sales we have been executing, as will the scalability of our white label division. This division will not only deliver high profitability and scalability with a very light financial load, but will also serve as a launchpad to our upcoming branded products derived from internal development as well as acquisitions of established brands.

We now have the team in place to execute our long-term strategy and are looking forward to growing off of the foundation that we have built.

It is now with great pleasure that I would like to introduce you to Derek, who is the newest addition to our executive management team, and will walk you through some of the key factors of our transformation and overall growth strategy as a team and as a business.

Derek - Restructuring and growth strategy

Thank you, Emi, it is a pleasure to introduce myself to everyone on the call today. I’m extremely pleased to have joined Exactus at this pivotal time. There has been a tremendous amount of change since I have joined the team as we have implemented a full restructuring process.

This process has included a full redesign of our website www.exactushemp.com, significantly decreasing our monthly burn, launching our genetics division, and shifting our focus from a retail strategy including direct to consumer to bulk raw ingredient sales to rapidly generate revenue as we look to achieve cash flow break even.

The company is extremely pleased to have brought on experts in multiple industries to our Board of Directors and Advisory Board.

These additions include Larry Wert, Justin Viles, Mark Alouf, and myself.

Moving forward we will be launching a white label platform. This platform will not only drive revenue, but give us the opportunity to develop a network of acquisition targets.

Our acquisition strategy will be based on identifying emerging growth consumer brands that have an existing distribution channel that the company will be able to leverage our supply chain expertise.

We will continue to look into new products and research allowing us to expand into a wider variety of products and consumer segments, while our supply and compliance empower these brands to service bigger and better distribution channels.

I would now like to turn the call over to Ken, who will review our financials.

Ken - Financial Results

Thank you, Derek and good afternoon everyone.

As mentioned in our last call, we expect to see revenues picking up substantially in calendar year 2020.

For the twelve months ended December 31, 2019 Exactus reported net sales of $345,680 versus no comparable sales in the previous year. So far, in Q1 of 2020, we have already received orders exceeding our expectations.

For the twelve months ended December 31, 2019, Exactus reported cost of sales of $2 million. We did not have comparable cost of sales during the year ended December 31, 2018.

For the twelve months ended December 31, 2019 operating expenses increased by $6.7 million to $9.2 million as compared to calendar 2018 of $2.4 million. This increase is primarily attributable to increased costs associated with our farming operations and sales and marketing initiatives, increased compensation, increased lease expense as well as increased non-cash charges for stock-based compensation. We have significantly decreased compensation costs thus far in calendar year 2020 and we continue to build on sales infrastructure and position ourselves for revenue growth.

Other income, net of other expense, increased for the twelve months ended December 31, 2019 by $2.6 million to $.7 million as compared to a net expense of $1.9 million for calendar 2018. This net increase to other income is due primarily to an increase in net gain on stock settlement of debt in 2019 of $3.6 million, offset by an increase in derivative loss of $1.0 million.

For the twelve months ended December 31, 2019, net loss available to common shareholders increased by $6.3 million to $10.6 million as compared to calendar 2018 of $4.3 million.

Since we are in an aggressive growth stage, margins and EBITDA are not yet metrics that we are reporting but may do so in the future.

For the calendar year ended December 31, 2019 shareholders’ equity increased by $7.1 million to $3.7 million in calendar 2019 from a shareholder deficit of $3.4 million in calendar 2018. We ended calendar year 2019 with $18,405 in cash and cash equivalents.

As reported in our recently filed 10-K, we currently have 43,819,325 shares of common stock issued and outstanding.

We want to thank everyone for dialing in this afternoon and look forward to keeping you updated on our progress.

With that I would like to pass the call off to the operator for questions.